UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 16, 2012

Frontier Communications Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600
(Registrant’s telephone number, including area code)

_________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

At the JP Morgan Global Technology, Media and Telecom Conference in Boston, Massachusetts on Wednesday, May 16, 2012, Donald Shassian, Executive Vice President and Chief Financial Officer of Frontier Communications Corporation (the “Company”), is scheduled to make the following comments at 2:50pm Eastern Time.

As disclosed in a press release issued by the Company on May 9, 2012, a live webcast of Mr. Shassian’s presentation will be available at www.frontier.com on the Investor Relations page under "Webcasts & Presentations".

**********

I would like to comment on some elements of last week’s earnings call.

First quarter 2012 was a turning point for Frontier.  We completed the largest systems conversion in our industry, and are now operating as one company on one platform.  This is expected to have a positive impact on the business, both in growing revenues by retaining and acquiring customers, as well as continuing to reduce costs.

Because of the size of the conversion, there were a variety of items that impacted our results in Q1 2012 that do not, in our opinion, reflect the trajectory of the company in terms of revenues or cash flows.  There are several items I would like to cover.

First:  Our Data and Internet Services revenue declined $14.2 million sequentially in the quarter.  There were three items that we discussed on the call and described in our 10-Q that I would like to give you more color on.

•
Six Days of Non-Billing: $4 million.  As a result of the final nine-state conversion, we made the decision to not bill for services for six days as we aligned billing cycles.  This was a non-recurring event that has been reversed in April, as expected.

•
Carrier Disputes: $5 million.  In Q1 we recorded increased reserves against certain carrier revenue for disputes that will be resolved over the next few quarters.  The timing of when these one-time disputes arise and their ultimate outcome is dependent on a variety of factors, so resolution can sometimes take time.  I do want to highlight that the FCC’s recent clarification on VoIP terminating traffic will help Frontier avoid some carrier disputes on a go-forward basis.  We are also aggressively pursuing Phantom Traffic offenders and are filing complaints, where appropriate, with the FCC.  Currently, I do not expect to see disputes of this magnitude in the second quarter.

•
Customer Credits: $5 million.  As a result of conversions in both Q4 2011 and Q1 2012, a large number of customer credits were applied in Q1 in the acquired properties. Since April, we have reduced credits applied.  We have also realigned our customer credit policy in the converted markets to match our legacy policies.  We expect the amount of credits to significantly drop over the next couple of quarters.

Second:  Our Other revenue category was up $18.5 million sequentially.  There are many items within this line, including our directories business, our equipment sales, and our video and wireless businesses.  This category also reflects our bad debt expense as a contra-revenue.  Following our recent conversions, and similar to prior conversions, we experienced a temporary elevation in accounts receivable and bad debt expense in Q4 of $10 million, followed by improved collections in Q1 of 2012 and a corresponding reduction in bad debt expense of approximately $11 million in Q1.   The Other revenue line was also impacted favorably by $4 million from late payment fees, which were reinstituted in the converted properties following the four state conversion in Q4 and are expected to be incremental, recurring revenues.

Third:  Some investors have asked about our working capital generation in Q1.  We have always used a separate free cash flow calculation because the timing of certain payments between quarters can represent a big swing, and in our opinion, may not accurately represent the free cash flow generation during any specific quarter.  If you do choose to focus on cash generated from operating activities on the quarterly cash flow statement, please note that in Q1 we had a $60 million source of cash from Accounts Receivable as collections improved from elevated levels in Q4.  We also had a $192 million use of cash from Accounts Payable due to the timing of payments.  Many of these payments were carried over from the General Ledger conversion we did in October, 2011.

The key drivers of the decrease in Accounts Payable were as follows:

•	Payments for broadband and other capital expenditures incurred in 2011 but paid in Q1: $60 million

•	Payments for Integration Opex activities incurred in 2011 but paid in Q1

•	Bonus compensation payments accrued for in 2011 but paid in Q1: approximately $40 million

•	And the timing of many other vendor payments: approximately $90 million, including to DISH and DTV of approximately $33 million.

As I mentioned on the call, we manage working capital as a source of cash.  Please also note that we expect integration expense and capital to be completed by the end of 2012.

Fourth:  Our capital expenditure spending will decrease in 2013 as the geographic broadband expansion of our network concludes.  Our guidance for capex spending in 2012 is unchanged:  $725 million to $775 million.  Investment in VDSL and other key initiatives are included in this guidance.  We expect capital expenditures to drop by approximately $100 million in 2013.

In response to the facilities based video questions from our earnings call, we have been evaluating alternative platforms which could generate savings from capital expenditures, video transport and even content costs that can be significant to the FiOS video markets.  I want to be clear that we have no plans to deploy IPTV across our nationwide network and therefore do not see upward capex pressure from any potential changes in our facilities based video strategy.  As you know our partnership with DISH is our preferred method of delivering video and we will continue to build on and maximize our existing DISH relationship.

Lastly, I would like to address our leverage target of 2.5x net debt to EBITDA.  I stated that we expect it to take a couple years to get there, probably at the back end of 2014.  While we remain committed to the 2.5x target, we will be prudent in managing our debt reduction.  We plan to have ample cash to pay down the 2013 debt and we will be opportunistic in refinancing all or part of the 2014 and 2015 debt.

Here is our current view of 2013:

1.
Revenue growth is a top priority in 2013 just like it is in 2012.  We will roll out retention, win-back and upgrade initiatives for both residential and business customers.  In addition, we will offer several new products primarily in the broadband category for businesses.  We anticipate these activities to reduce our annual revenue decline to low single digits.

2.	Operating on one set of systems and processes across all states and all markets should enable us to further drive cost reductions in 2013 of at least $100 million.

3.	Our capital expenditures in 2013 will be approximately $625 million to $675 million.

4.	With lower interest costs in 2013 and higher cash taxes we therefore expect to be able to once again generate very strong free cash flow.

I hope that my statements have clarified some of the questions that you may have had from our Q1 earnings call.  Frontier is now repositioned to grow revenues, lead with broadband and deliver the operational excellence that we have demonstrated for years.  All of this creates shareholder value through solid free cash flow generation, leverage reduction and dividend income.

**********

The information furnished in Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Forward-Looking Language

This Report on Form 8-K contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the Company’s financial statements.  Statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously.  Forward-looking statements may differ from actual future results due to, but not limited to, and our future results may be materially affected by, potential risks or uncertainties.  You should understand that it is not possible to predict or identify all potential risks or uncertainties.  We note the following as a partial list:  the risk that the growth opportunities from the Verizon transaction may not be fully realized or may take longer to realize than expected; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our access lines that cannot be offset by increases in broadband subscribers and sales of other products and services; the effects of competition from cable, wireless and other wireline carriers; our ability to maintain relationships with customers, employees or suppliers; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the effects of changes in the availability of federal and state universal funding to us and our competitors; our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; our ability to successfully renegotiate union contracts in 2012 and thereafter; changes in pension plan assumptions and/or the value of our pension plan assets, which would require us to make increased contributions to the pension plan in 2013 and beyond; the effects of customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; limitations on the amount of capital stock that we can issue to make acquisitions or to raise additional capital until July 2012; our indemnity obligation to Verizon for taxes which may be imposed upon them as a result of changes in ownership of our stock may discourage, delay or prevent a third party from acquiring control of us during the two-year period ending July 2012 in a transaction that stockholders might consider favorable; our ability to pay dividends on our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity; and the effects of severe weather events such as hurricanes, tornadoes, ice storms or other natural or man-made disasters.  These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We undertake no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events or otherwise unless required to do so by securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: May 16, 2012	By:/s/ Susana D’Emic
Susana D’Emic
Senior Vice President and Controller